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                                                                    EXHIBIT 4.9


                        FACTORING AND SECURITY AGREEMENT

      THIS FACTORING AND SECURITY AGREEMENT is made as of the 14th of May, 2004 by and between STEELBANK INC. ("Seller") and GREENFIELD COMMERCIAL CREDIT, (CANADA) INC. ("Purchaser").

   1. DEFINITIONS. The following terms used herein shall have the following meaning:

            1.1. "ACCOUNT" - an account receivable arising under a contract between one or more persons and the Seller for the supply by the Seller of goods or other materials, services, or a combination of goods or other materials and services, as more particularly described in a Schedule of Accounts to be provided hereunder.

            1.2. "ACCOUNT DEBTORS" - the persons noted on a Schedule of Accounts, to be provided hereunder, as customers/invoices of the Seller and "ACCOUNT DEBTOR" means any one of them.

            1.3. "ASSOCIATE OF THE SELLER" - an affiliate (within the meaning of the Business Corporations Act (Ontario), director, shareholder or employee of the Seller or Covenantor, or a person who is a spouse or child of the Covenantor, or a spouse or child of a director of the Seller or an affiliate of the Seller.

            1.4."AVOIDANCE CLAIM" - an obligation of the Purchaser to return, refund or otherwise pay an amount to an Account Debtor or any trustee, receiver, receiver-manager, a receiver and manager, agent, monitor or other like person whether arising by reason of a claim on account of a reviewable transaction, a fraudulent or other preference or a similar claim.

            1.5. "CLEARANCE DAYS" - three (3) business days.

            1.6. "CLOSED" - a Purchased Account is closed upon the first to occur of (i) receipt of full payment by Purchaser (ii) the unpaid Face Amount has been charged to the Reserve Account by Purchaser pursuant to the terms hereof, or (iii) it has become subject to an Insolvency Event.

            1.7. "COLLATERAL" - all now owned and hereafter acquired personal property and fixtures, and proceeds thereof, (including proceeds of proceeds) including without limitation Accounts, Chattel Paper, Goods, Inventory, Equipment, Instruments (including promissory notes), Money, Documents of Title, Securities and Intangibles as such terms are defined in the Personal Property Security Act (Ontario).

            1.8. "COVENANTOR" - a person who or which guarantees the obligations of the Seller hereunder.

            1.9. "DISCOUNT FEE" - the Discount Fee Percent multiplied by the original Face Amount of each Purchased Account for each ten (10) days or portion thereof until the Purchased Account is Closed.

            1.10. "DISCOUNT FEE PERCENT" - 0.65%.

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            1.11. "EARLY TERMINATION FEE" - $1,000.00 for each day, or part thereof, prior to the Scheduled Termination Date.

            1.12."ELIGIBLE ACCOUNT" - an Account which is acceptable for purchase as determined by Purchaser in the exercise of its reasonable sole credit or business judgment.

            1.13. "EVENT OF DEFAULT" - See Section 13.

            1.14. "FACE AMOUNT" - the face amount due on an Account at the time of Purchase.

            1.15. "GENERAL SECURITY AGREEMENT" - executed by the Seller in favour of the Purchaser, notice of which has or will be registered under the provisions of the Personal Property Security Act (Ontario).

            1.16. "INSOLVENCY EVENT" - the bankruptcy or insolvency of the Seller; the filing against the Seller of a petition in bankruptcy; the making of an unauthorized assignment or proposal for the benefit of creditors by the Seller; the appointment of a receiver or trustee for the Seller or for any assets of the Seller; or the institution by or against the Seller of any other type of insolvency proceeding under the Bankruptcy and Insolvency Act (Canada) or otherwise.

            1.17. "LATE PAYMENT DATE" - the date which is ninety (90) days following the Purchase Date in respect of that particular Account.

            1.18. "MAXIMUM AMOUNT" - an amount determined in the Purchaser's sole discretion that, for the time being, is $1,500,000.00.

            1.19. "MISSING NOTATION FEE" - Twenty percent (20%) of the Face Amount.

            1.20. "MISDIRECTED PAYMENT FEE" - Twenty percent (20%) of the amount of any payment on account of a Purchased Account which has been received by Seller and not delivered in kind to Purchaser within two (2) business days following the date of receipt by Seller.

            1.21. "OBLIGATIONS" - all present and future obligations owing by Seller to Purchaser whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during or after an Insolvency Event, including but not limited to any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations.

            1.22. "PARTIES" - Seller and Purchaser.

            1.23. "PURCHASE DATE" - the date on which Seller has been advised in writing that Purchaser has agreed to purchase an Account.

            1.24. "PURCHASE DISCOUNT" - the Reserve Percentage multiplied by the original face amount of each Purchased Account.

            1.25."PURCHASE PRICE" - the Face Amount less the Purchase Discount.

            1.26. "PURCHASED ACCOUNTS" - Accounts purchased hereunder which have not been Repurchased.

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            1.27. "REPURCHASED" - an Account has been repurchased when Seller has paid to Purchaser the then unpaid Face Amount.

            1.28. "REQUIRED RESERVE AMOUNT" - the sum of (i) the Reserve Percentage multiplied by the unpaid balance of Purchased Accounts, and (ii) the Reserves.

            1.29. "RESERVE ACCOUNT" - a bookkeeping account on the books of the Purchaser representing, at any time, the aggregate Purchase Discounts at such time (subject to adjustment as provided in Section 2.3), such account to be maintained by Purchaser to ensure Seller's performance with the provisions hereof.

            1.30. "RESERVE PERCENTAGE" - Twenty percent (20%).

            1.31. "RESERVE SHORTFALL" - the amount by which the Reserve Account is less than the Required Reserve Amount.

            1.32. "RESERVES" - amounts established, from time to time, by Purchaser, in its sole discretion, as the additional amount of the discount(s) from the face amount of Purchased Accounts which the Purchaser believes, in its sole discretion, reflect additional risk relating to the collectability of Purchased Accounts or otherwise.

            1.33. "SCHEDULE OF ACCOUNTS" - a form supplied by Purchaser from time to time wherein Seller lists such of its Accounts as it requests that Purchaser purchase under the terms of this Agreement.

            1.34. "SCHEDULED TERMINATION DATE" - the date which is ninety (90) from the date hereof.

   2. SALE; PURCHASE PRICE; BILLING; RESERVE.

            2.1. ASSIGNMENT AND SALE.

             2.1.1. Seller shall offer to sell to Purchaser as absolute owner, all of Seller's Accounts by listing them from time to time on Schedules of Accounts, sent by Seller to Purchaser.

             2.1.2. Each Schedule of Accounts shall be accompanied by such documentation supporting and evidencing the Account as Purchaser shall from time to time request.

             2.1.3. Purchaser shall purchase from Seller such Accounts as Purchaser determines to be an Eligible Account, so long as the aggregate of the outstanding Purchase Prices of Purchased Accounts does not exceed, before and after such purchases, the Maximum Amount.

             2.1.4. Purchaser shall pay the Purchase Price, less any amounts due to Purchaser from Seller, including, without limitation, any amounts due under
Section 2.3 hereof, of any Purchased Account to Seller within two (2) business days of the Purchase Date, whereupon the Accounts shall be deemed purchased hereunder.

            2.2. BILLING. Purchaser may send a monthly statement to all Account Debtors itemizing their account activity during the preceding billing period. All Account Debtors will be instructed to make payments to Purchaser.

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            2.3. RESERVE ACCOUNT.

             2.3.1. Purchaser shall establish the Reserve Account upon the date hereof and credit the Reserve Account for the Purchase Discount of each Purchased Account.

             2.3.2. Purchaser shall debit/charge the Reserve Account for the Discount Fee for each Purchased Account until such Purchased Account is Closed.

             2.3.3. Notwithstanding Section 2.1.4 above, Purchaser may apply a portion of any Purchase Price to the Reserve Account in the amount of the Reserve Shortfall.

             2.3.4. Seller shall pay to Purchaser on demand the amount of any Reserve Shortfall.

             2.3.5. Purchaser shall, upon Seller's request, pay to the Seller any amount by which collected funds in the Reserve Account are greater than the Required Reserve Amount; provided, that Seller shall be entitled to make such demand not more than twice in any one (1) month.

             2.3.6. Purchaser may debit/charge the Reserve Account with any Obligation, including any amounts due from Seller to Purchaser hereunder.

             2.3.7. Purchaser may pay any amounts due Seller hereunder by a credit to the Reserve Account.

             2.3.8. Subject to Section 2.3.6, within 90 days of termination of this Agreement Purchaser shall pay to the Seller the balance of the Reserve Account and, for greater certainty, Purchaser may apply against the Reserve Account payment of any Obligations that were unknown to Purchaser at the time of termination.

   3. AUTHORIZATION FOR PURCHASES. Subject to the terms and conditions of this Agreement, Purchaser is authorized to purchase Accounts upon telephonic, facsimile or other instructions received from, or any officer, employee or representative of Seller who has been identified in writing by Seller to Purchaser as an authorized representative.

   4. FEES AND EXPENSES. Seller shall pay to Purchaser:

            4.1. MISDIRECTED PAYMENT FEE. Any Misdirected Payment Fee immediately upon its accrual.

             4.1.1. MISSING NOTATION FEE. The Missing Notation Fee on any Invoice that is sent by Seller to an Account Debtor which does not contain the notice as required by Section 9.3 hereof.

            4.2. EARLY TERMINATION CHARGES. The Early Termination Fee, payable on demand, in the event that Seller terminates this Agreement prior to the Scheduled Termination Date.

            4.3. OUT-OF-POCKET EXPENSES. The out-of-pocket expenses directly incurred by Purchaser in the administration of this Agreement such as wire transfer fees, postage and audit fees. Seller shall not be required to pay for more than four audits per twelve month period.

   5. REPURCHASE OF ACCOUNTS.

            5.1. Purchaser may require that Seller repurchase, by payment of the unpaid Face Amount thereof, together with any unpaid fees relating to the Purchased Account, on demand, or, at Purchaser's option, by Purchaser's charge to the Reserve Account:

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             5.1.1.1. Any Purchased Account, the payment of which has been disputed by the Account Debtor obligated thereon, Purchaser being under no obligation to determine the bona fides of such dispute.

             5.1.1.2. All Purchased Accounts upon the occurrence of an Event of
                      Default, or upon the termination date of this Agreement.

             5.1.1.3. Any Purchased Account which remains unpaid beyond the Late
                      Payment Date.

   6. SECURITY INTEREST.

            6.1. As collateral securing the Obligations, Seller grants to Purchaser a continuing first priority security interest in and to the Collateral to be secured by the General Security Agreement.

            6.2. Notwithstanding the creation of the above security interest, the relationship of the parties shall be that of Purchaser and Seller of accounts, and not that of lender and borrower.

   7. CLEARANCE DAYS. For all purposes under this Agreement, Clearance Days will be added to the date on which any payment is received by Purchaser.

   8. AUTHORIZATION TO PURCHASER.

            8.1. Seller hereby irrevocably authorizes Purchaser at Seller's expense, to exercise at any time any of the following powers until all of the Obligations have been paid in full: (a) receive, take, endorse, assign, deliver, accept and deposit, in the name of Purchaser or Seller, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof, (b) take or bring, in the name of Purchaser or Seller, all steps, actions, suits or proceedings deemed by Purchaser necessary or desirable to effect collection of or other realization upon the accounts and other Collateral, (c) after an Event of Default, change the address for delivery of mail to Seller and to receive and open mail addressed to Seller, (d) after an Event of Default, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all accounts or other Collateral which includes a monetary obligation and discharge or release any account debtor or other obligor (including filing of any public record releasing any lien granted to Seller by such account debtor), without affecting any of the Obligations, (e) pay any sums necessary to discharge any lien or encumbrance which is senior to Purchaser's security interest in the Collateral, which sums shall be included as Obligations hereunder, and in connection with which sums the Late Charge shall accrue and shall be due and payable, (f) file in the name of Seller or Purchaser or both, (1) construction liens or related notices or (2) claims under any payment bond, in connection with goods or services sold by Seller in connection with the improvement of realty, (g) notify any Account Debtor obligated with respect to any Account, that the underlying Account has been assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser, and (h) communicate directly with Seller's Account Debtors to verify the amount and validity of any Account created by Seller.

            8.2. Seller hereby releases and exculpates Purchaser, its officers, employees and designees, from any liability arising from any acts under this Agreement or in furtherance thereof whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for willful misconduct or gross negligence or breach of this Agreement. In no event will Purchaser have any liability to Seller for lost profits or other special or consequential damages.

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   Without limiting the generality of the foregoing, Seller releases Purchaser from any claims which Seller may now or hereafter have arising out of Purchaser's endorsement and deposit of checks issued by Seller's customers stating that they were in full payment of an account, but issued for less than the full amount which may have been owed on the account.

            8.3. Seller authorizes Purchaser to accept, endorse and deposit on behalf of Seller any checks tendered by an Account Debtor "in full payment" of its obligation to Seller.

            8.4. ACH AUTHORIZATION. In order to satisfy any of the Obligations, Purchaser is hereby authorized by Seller to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Seller wherever located. Seller may only terminate this authorization by giving Purchaser thirty (30) days prior written notice of termination.

   9. COVENANTS BY SELLER.

            9.1. After written notice by Purchaser to Seller, and automatically, without notice, after an Event of Default, Seller shall not, without the prior written consent of Purchaser in each instance, (a) grant any extension of time for payment of any of the Accounts, (b) compromise or settle any of the Accounts for less than the full amount thereof, (c) release in whole or in part any Account Debtor, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Accounts.

            9.2. From time to time as requested by Purchaser, at the sole expense of Seller, Purchaser or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Seller's books and records, and Seller shall permit Purchaser or its designee to make copies of such books and records or extracts therefrom as Purchaser may request. Without expense to Purchaser, Purchaser may use any of Seller's personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of accounts and realization on other Collateral as Purchaser, in its sole discretion, deems appropriate. Seller hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Purchaser at Seller's expense all financial information, books and records, work papers, management reports and other information in their possession relating to Seller.

            9.3. Before sending any Invoice to an Account Debtor, Seller shall mark same with a notice of assignment as may be required by Purchaser.

            9.4. Seller shall pay when due all payroll taxes, Goods and Services Tax and other taxes, and shall provide proof thereof to Purchaser in such form as Purchaser shall reasonably require.

            9.5. Seller shall not create, incur, assume or permit to exist any lien upon or with respect to any Collateral now owned or hereafter acquired by Seller, other than (i) a security interest in all of the Collateral in favour of Barry Seigel, Jeffrey Greenberg and Mark Madigan and (ii) a security interest in favour of Joseph Gunnar & Co., LLC and others, which security interests shall be subordinate to the security interest in favour of the Purchaser granted under Section 6.1 hereof.

            9.6. Seller shall maintain insurance on all insurable property owned or leased by Seller in the manner, to the extent and against at least such risks (in any event, including but not limited to fire and

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   business interruption insurance) as usually maintained by owners of similar businesses and properties in similar geographic areas. All such insurance shall be in amounts and form and with insurance companies acceptable to Purchaser in its sole discretion. Seller shall furnish to Purchaser: (a) upon written request, any and all information concerning such insurance carried;
   (b) as requested by Purchaser, lender loss payable endorsements (or their equivalent) in favor of Purchaser. All policies of insurance shall provide for not less than thirty (30) days prior written cancellation notice to Purchaser.

            9.7. Notwithstanding that Seller has agreed to pay the Misdirected Payment Fee, Seller shall deliver in kind to Purchaser on the next banking day following the date of receipt by Seller of the amount of any payment on account of a Purchased Account.

            9.8. Seller shall indemnify Purchaser from any loss arising out of the assertion of any Avoidance Claim and shall pay to Purchaser on demand the amount thereof. Seller shall notify Purchaser within two business days of it becoming aware of the assertion of an Insolvency Event.

   10. ACCOUNT DISPUTES. Seller shall notify Purchaser promptly of and, if requested by Purchaser, will settle all disputes concerning any Purchased Account, at Seller's sole cost and expense. However, Seller shall not, without Purchaser's prior written consent, compromise or adjust any Purchased Account or grant any additional discounts, allowances or credits thereon. Purchaser may, but is not required to, attempt to settle, compromise, or litigate (collectively, "Resolve") the dispute upon such terms as Purchaser in its sole discretion deem advisable, for Seller's account and risk and at Seller's sole expense. Upon the occurrence of an Event of Default Purchaser may Resolve such issues with respect to any Account of Seller.

   11. PERFECTION OF SECURITY INTEREST. Seller shall execute and deliver to Purchaser such documents and instruments, including, without limitation, as Purchaser may request from time to time in order to evidence and perfect its security interest in any collateral securing the Obligations.

   12. REPRESENTATION AND WARRANTY. Seller represents and warrants that:

            12.1. it is fully authorized to enter into this Agreement and to perform hereunder;

            12.2. this Agreement constitutes its legal, valid and binding obligation; and

            12.3. the Purchased Accounts are and will remain:

             12.3.1. bona fide existing obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of Seller's business;

             12.3.2. unconditionally owed and will be paid to Purchaser without defenses, disputes, offsets, counterclaims, or rights of return or cancellation;

             12.3.3. not sales to any entity which is an Affiliate;

            12.4. the Seller has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding Purchased Accounts.

            12.5. the Seller is not in default under any material agreement, contract, lease or other instrument to which the Seller is a party and no event has occurred which, with the giving of notice or the passage of time or both, will become an event of default thereunder.

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            12.6. there is no litigation or proceeding pending or threatened before any court, agency, tribunal, arbitration board or any other body which has or could have a material adverse effect upon the condition, either financial or otherwise, of Seller or the ability of Seller to perform its obligations under this Agreement.

   13. DEFAULT.

            13.1. EVENTS OF DEFAULT. The following events will constitute an Event of Default hereunder: (a) Seller defaults in the payment of any Obligations or in the performance of provision hereof or of any other agreement now or hereafter entered into with Purchaser, or any warranty or representation contained herein proves to be false in any material respect,
   (b) Seller or any Covenantor of the Obligations becomes subject to any debtor-relief proceedings, (c) any such Covenantor fails to perform or observe any of such Covenantor's obligations to Purchaser or shall notify Purchaser of its intention to rescind, modify, terminate or revoke any guarantee of the Obligations, or any such guarantee shall cease to be in full force and effect for any reason whatever, (d) Purchaser for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of the Obligations.

            13.2. WAIVER OF NOTICE. SELLER WAIVES ANY REQUIREMENT THAT PURCHASER INFORM SELLER BY AFFIRMATIVE ACT OR OTHERWISE OF ANY ACCELERATION OF SELLER'S OBLIGATIONS HEREUNDER. FURTHER, PURCHASER'S FAILURE TO CHARGE OR ACCRUE INTEREST OR FEES AT ANY "DEFAULT" OR "PAST DUE" RATE SHALL NOT BE DEEMED A WAIVER BY PURCHASER OF ITS CLAIM THERETO

            13.3. EFFECT OF DEFAULT.

             13.3.1. Upon the occurrence of any Event of Default, in addition to any rights Purchaser has under this Agreement or applicable law, Purchaser may immediately terminate this Agreement, at which time all Obligations shall become immediately become due and payable without notice.

   14. ACCOUNT STATED. Purchaser shall render to Seller a statement setting forth the transactions arising hereunder. Each statement shall be considered correct and binding upon Seller as an account stated, except to the extent that Purchaser receives, within sixty (60) days after the mailing of such statement, written notice from Seller of any specific exceptions by Seller to that statement, and then it shall be binding against Seller as to any items to which it has not objected.

   15. WAIVER. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which Purchaser may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Purchaser of any breach or default by Seller hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to Purchaser hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies which Purchaser would otherwise have. Any waiver, permit, consent or approval by Purchaser of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

   16. EFFECTIVE DATE; EARLY TERMINATION. This Agreement will be effective when accepted by Purchaser and will continue in full force and effect until the Scheduled Termination Date. After the

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Scheduled Termination Date, the Agreement shall continue until terminated by either party upon ten (10) days notice. Upon termination by Seller prior to the Scheduled Termination Date, Seller shall pay the Obligations to Purchaser, including the Early Termination Fee.

   17. AMENDMENT. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

   18. NO LIEN TERMINATION WITHOUT RELEASE. In recognition of the Purchaser's right to have its legal fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Seller, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser's liens on the Collateral unless and until Seller has executed and delivered to Purchaser a general release in the form of Exhibit A hereto.

   19. CONFLICT. Unless otherwise expressly stated in any other agreement between Purchaser and Seller, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

   20. SURVIVAL. All representations, warranties and agreements herein contained shall be effective so long as any portion of this Agreement remains executory.

   21. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

   22. ENFORCEMENT. This Agreement and all agreements relating to the subject matter hereof are the product of negotiation and preparation by and among each party and its respective attorneys, and shall be construed accordingly.

   23. RELATIONSHIP OF PARTIES. The relationship of the parties hereto shall be that of Seller and Purchaser of Accounts, and Purchaser shall not be a fiduciary of the Seller, although Seller may be a fiduciary of the Purchaser.

   24. LEGAL FEES. Seller agrees to reimburse Purchaser on demand for:

            24.1. The actual amount of all costs and expenses, including legal fees, which Purchaser has incurred or may incur in:

             24.1.1. Negotiating, preparing, or administering this Agreement and any documents prepared in connection herewith, all of which shall be paid contemporaneously with the execution hereof;

             24.1.2. Any way arising out of this Agreement;

             24.1.3. Protecting, preserving or enforcing any lien, security interest or other right granted by Seller to Purchaser or arising under applicable law, whether or not suit is brought;

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            24.2. The actual costs, including photocopying (which, if performed by Purchaser's employees, shall be at the rate of $.10/page), travel, and legal fees and expenses incurred in complying with any subpoena or other legal process attendant to any litigation in which Seller is a party;

            24.3. The actual amount of all costs and expenses, including legal fees, which Purchaser may incur in enforcing this Agreement and any documents prepared in connection herewith, or in connection with any federal, provincial or any other insolvency proceeding commenced by or against Seller, including those (i) arising out the automatic stay, (ii) seeking dismissal or conversion of the bankruptcy proceeding or (ii) opposing confirmation of Seller's plan thereunder.

   25. ENTIRE AGREEMENT. This Agreement supersedes all other agreements and understandings between the parties hereto, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Purchaser or any third party to induce Seller to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

   26. CHOICE OF LAW. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the Province of Ontario.

   27. VENUE; JURISDICTION. The parties agree that any suit, action or proceeding arising out of the subject matter hereof, or the interpretation, performance or breach of this Agreement, shall, if Purchaser so elects, be instituted in the Superior Court of Justice of the Province of Ontario (the "Acceptable Forum"), each party agrees that the Acceptable Forum are convenient to it, and each party irrevocably submits to the jurisdiction of the Acceptable Forum, irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement, and waives any and all objections to jurisdiction or venue that it may have under the laws of the Province of Ontario or otherwise in those courts in any such suit, action or proceeding. Should such proceeding be initiated in any other forum, Seller waives any right to oppose any motion or application made by Purchaser as a consequence of such proceeding having been commenced in a forum other than an Acceptable Forum.

   28. NOTICE.

            28.1. All notices required to be given to any party other than Purchaser shall be deemed given upon the first to occur of (i) transmittal by electronic means to a receiver under the control of such party, receipt acknowledged; or (ii) actual receipt by such party or an employee or agent of such party.

            28.2. All notices required to be given to Purchaser hereunder shall be deemed given upon actual receipt by an officer of Purchaser.

            28.3. For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

SELLER

ADDRESS:          5349 Maingate Drive, Mississauga, Ontario L4W 1G6
OFFICER:          President

FAX NUMBER:       905-212-1289

PURCHASER

ADDRESS:          316 - 20 Queen Street West, Toronto, Ontario, M5H 3R3

OFFICER:          President
FAX NUMBER:       416-851-0020

WITH A COPY TO:
ADDRESS:          300 E. Long Lake Rd., Ste 180, Bloomfield Hills, MI 48304

OFFICER:          Credit Manager
FAX NUMBER:       248.723.6050

   29. ASSIGNMENT. Purchaser may assign its rights and delegate its duties hereunder. Upon such assignment, Seller shall be deemed to have attorned to such assignee and shall owe the same obligations to such assignee and shall accept performance hereunder by such assignee as if such assignee were Purchaser.

   30. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

      IN WITNESS WHEREOF, the Parties have executed this agreement on the day and year first above written.

SELLER:                        STEELBANK INC.

                               By: /s/ Barry Seigel
                                  ----------------------------------------------
                                    Barry Seigel (without personal liability
                               Its: President      whatsoever)

PURCHASER:                     GREENFIELD COMMERCIAL CREDIT
                               (CANADA) INC.

                               By: /s/ H. Brock Bundy
                                  ----------------------------------------------
                                    H. Brock Bundy
                               Its: Chief Financial Officer

                   Greenfield Commercial Credit (Canada) Inc.
                            316-20 Queen Street West
                                Toronto, Ontario
                                     M5H 3R3

May 14, 2004

Steelbank Inc.
5349 Maingate Drive
Mississauga, Ontario
L4W 1G6

Attention: Mr. Barry Seigel

Dear Sir,

                        FACTORING AND SECURITY AGREEMENT

      We refer to the Factoring and Security Agreement entered into by you and us dated May 14, 2004 (the "FACTORING AGREEMENT"). All of the terms defined in the Factoring Agreement shall have the same meaning in this letter as they have in the Factoring Agreement. We agree, so long as an Event of Default has not occurred, that:

            1. You may extend the term of the Factoring Agreement a further ninety (90) days on giving written notice to us no less than thirty (30) days prior to the expiration of the term;

            2. We will not notify any Account Debtor as provided in Section 8.1(g) of the Factoring Agreement;

            3. We will not communicate, directly, with any Account Debtor as provided in Section 8.1(h) of the Factoring Agreement; we may, however, communicate indirectly through an anonymous party with such Account Debtors; and

            4. We will not require you to provide notice of assignment of any Invoice as provided in Section 9.3 of the Factoring Agreement.

However, on the occurrence of an Event of Default, the variations to the Factoring Agreement provided in this letter shall be null and void and the provisions of the Factoring Agreement shall apply as if such variations had never been made.

                                           Greenfield Commercial Credit
                                           (Canada) Inc.

                                           /s/ H. Brock Bundy
                                           ---------------------------
                                           H. Brock Bundy
                                           Chief Financial Officer

Agreed: May 14, 2004

Steelbank Inc.

/s/ Barry Seigel
------------------------
Barry Seigel
President